Exhibit 10.6(a)(iii)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO
CONDUENT INCORPORATED 2021 PERFORMANCE INCENTIVE PLAN

This Performance Restricted Stock Unit Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the Award Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).
In accordance with the provisions of the Conduent Incorporated 2021 Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer (the “CEO") of the Company has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The “Award Summary” is a separate document, provided via email or posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”), and the target number of Performance Restricted Stock Units granted pursuant hereto. The Award Summary is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.    Award of Performance Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the Date of Grant the target number of Performance Restricted Stock Units (the “PRSUs”) as shown on the Award Summary.
TERMS OF THE PERFORMANCE RESTRICTED STOCK UNITS
2.    Entitlement to Shares. As soon as practicable and within 60 days following the Vesting Date (as defined below) (or such earlier date provided in Section 8) in connection with the PRSUs, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of common stock of the Company (“Common Stock”) equal to the number of vested PRSUs as determined pursuant to Section 3 (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.
3. Vesting. The PRSUs will be subject to performance-based vesting conditions (the “Performance Conditions”) which are set forth on Exhibit A. The PRSUs shall vest on December 31, 2026 or such earlier date as may be provided in Section 8 (the “Vesting Date”) and the number of PRSUs eligible to vest shall be based on the satisfaction of the Performance Conditions as set forth on Exhibit A and subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or affiliate through the Vesting Date or as otherwise provided in Section 8. For the avoidance of doubt, the change of the Employee’s status from employee to non-employee member of the Board of Directors of the Company, consultant or contractor who continues to provide services to the Company or a subsidiary or affiliate will not be considered a termination for purposes of this Agreement.
Notwithstanding, to the extent all or a portion of the PRSUs have not vested as of the Vesting Date, the unvested PRSUs will be forfeited.
Upon the occurrence of an event constituting a Change in Control, notwithstanding anything to the contrary in Section 8 of the Plan, the PRSUs outstanding on the date of such Change in Control, and any dividend equivalents with respect thereto, shall be assumed by the successor company (or its parent company) and remain outstanding, and thereafter the vesting of such PRSUs, and any dividend equivalents with respect thereto, shall be eligible to vest on the Vesting Date, subject to the Employee’s continued employment with or provision of services to the Company or a subsidiary or an affiliate through the Vesting Date (and the

Performance Conditions shall each be deemed to have been achieved at the “Target” level as set forth on Exhibit A as of the date of the Change in Control), and in such instance such PRSUs shall be paid in cash in accordance with the terms of the Plan at the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; provided that the PRSUs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 8 in the event of the Employee’s termination of employment or services following such Change in Control and prior to the Vesting Date. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
4.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Vesting Date (or such earlier date provided in Section 8) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested PRSUs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Vesting Date (or such earlier date provided in Section 8) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5. Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.
6.    Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the PRSUs until the date of issuance of a stock certificate to him for such PRSUs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PRSUs become vested.
7.    Non-Assignability. Unless otherwise provided by the Committee in its discretion, PRSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 7(d)(ii) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PRSU in violation of the provisions of this Section 7 and Section 7(d)(ii) of the Plan shall be void.
8.    Effect of Termination of Employment or Services or Death.
    (a)    Effect on PRSUs. In the event of the Employee’s termination of employment or services prior to December 31, 2026, the PRSUs will be treated as set forth below.
(i)        Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than a Termination For Good Reason following a Change in Control or a Qualifying Retirement, the PRSUs shall be canceled and forfeited on the date of such voluntary termination of employment or services.
(ii)    Qualifying Retirement. In the event of a Qualifying Retirement, the Employee will remain eligible to vest in a Pro-Rata Amount of the PRSUs that otherwise vest on December 31, 2026 based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto; provided that the Employee (A) completes a successful transition of responsibilities (as determined by the Board of Directors of the Company) and cooperates during the remaining vesting period, (B) complies with any applicable restrictive covenants and non-disparagement provisions during the remaining vesting period, (C) reasonably cooperates with the Company and its affiliates with respect to any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Employee’s tenure with the Company, and (D) does not accept full time employment at a public or private company (with the exception of (1) board service, teaching, public service, or consulting, (2) employment with a family business, non-profit, startup, or other materially similar enterprise, or (3) any other employment specifically approved by the CEO (or, if the Employee was the CEO prior to such retirement, the Board of Directors of the Company).

(iii)    Termination without Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than due to death, Disability, or a termination for Cause, the Employee will remain eligible to vest in a Pro-Rata Amount of PRSUs that otherwise vest on December 31, 2026 based on the achievement of the Performance Conditions, and any dividend equivalents with respect thereto, provided that the number of full months in the numerator of the Pro-Rata Amount will be increased by a number equal to the number of months of cash severance the Employee would be entitled to under the Company’s applicable severance plan or policy, but shall in no event be greater than 36.
(iv)    Qualifying Termination Following Change in Control. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer following a Change in Control for any reason other than a termination for Cause, or voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, then the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest at the “Target” performance level as set forth on Exhibit A (without proration based on the portion of the vesting period elapsed prior to such termination) and shall be paid in cash in accordance with the terms of the Plan within 60 days following the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date.
(v)    Death or Disability. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer by reason of death or Disability prior to a Change in Control, the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall remain eligible to vest pursuant to Section 3 based on the satisfaction of the Performance Conditions and as if such Employee remained employed through the Vesting Date and shall be settled within 60 days following the applicable Vesting Date in accordance with Section 2, without proration.
(vi)    Termination for Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer due to termination for Cause, the PRSUs shall be cancelled and forfeited on the date of such termination of employment or services, in addition to any other rights reserved under the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
(vii)    Termination Date. For purposes of this Agreement and the PRSUs, the Employee’s employment and / or service relationship will be considered terminated as of the date the Employee is no longer is actively providing services to the Company, the Employer or any affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Employee provides services or the terms of the Employee's employment or other service agreement, if any), and unless otherwise determined by the Company, the Employee’s right to vest in the PRSUs, if any, will terminate as of such date and, in either case, will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Employee provides services or the terms of the Employee's employment or other service agreement, if any). The Committee shall have the exclusive discretion to determine when the Employee no longer is actively providing services for purposes of this Agreement and the PRSUs (including whether the Employee still may be considered to be providing services while on a leave of absence).
(b)    Definitions.
“Cause” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.

“Change in Control” has the meaning set forth in the Plan, except that for Section 8(a) only, an increase in ownership by Permitted Holders shall not be deemed a Change in Control.
“Disability” shall include cessation of active employment or services due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.
“Permitted Holders” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Pro-Rata Amount” will be equal to the number of PRSUs that would otherwise vest on December 31, 2026 based on the achievement of the Performance Conditions, multiplied by a fraction, the numerator of which is the number of full months elapsed between January 1, 2024 and the Termination Date and the denominator of which is 36; provided that such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date. Any PRSUs that do not vest as set forth above shall be forfeited.
“Qualifying Retirement” shall mean voluntary termination of Employee’s employment with or services to Employer where (i) the Employee is at least age sixty (60) and has at least five (5) years of service with the Employer or its parents or subsidiaries and (ii) such Employee’s retirement has been agreed to and approved by the Chief Executive Officer of the Company (and, if Employee is a Section 16 officer of the Company, by the Board of Directors of the Company), who shall have the sole discretion to determine the date of retirement of such Employee.
“Termination Date” means the date of the Employee’s termination of employment with or services to the Employer.
“Termination For Good Reason” shall mean the termination of the Employee within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the Employee’s express written consent after a Change in Control, and (2) the Employee gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies the Employee in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):
(a)    The material diminution of the Employee’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control;
(b)    Any of the following: (1) a material reduction in the Employee’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase the Employee’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in the Employee’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase the Employee’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (b) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;
(c)    The Company’s requiring the Employee to be based anywhere other than in the metropolitan area in which the Employee was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the Employee is required to perform the services;

(d)    The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which the Employee participates immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other employees, than existed at the time of the Change in Control; or
(e)    The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan.
A termination by the Employee of his or her employment or services shall not fail to be a Termination for Good Reason merely because of the Employee’s incapacity due to physical or mental illness, or because the Employee’s employment or services continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by the Employee shall not mean the Company’s reasonable accommodation or modification of the Employee’s authority, duties, or responsibilities because of the Employee’s Disability.
(c)     Divestiture. Notwithstanding the above, the termination of the Employee’s employment with or services to the Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed or providing services immediately prior to such sale as determined by the Committee in its sole discretion, that does not constitute a Change in Control, shall be treated as an involuntary termination of employment or services for purposes of this Agreement and the PRSUs shall vest and be paid as provided in Section 8(a)(iii) above; provided, that, in the event the Employee is offered a comparable position with the acquirer of such line of business and does not accept such offer, the PRSUs shall be cancelled and forfeited on the date of termination of employment or services.
9.    General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PRSUs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PRSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PRSUs.
10.    Responsibility for Taxes.
(a)    The Employee acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable or deemed applicable to the Employee (“Tax-Related Items”) is and remains the Employee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs or the underlying shares of Common Stock, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of shares of Common Stock acquired upon the settlement of the PRSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee is subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to the relevant taxable or tax withholding event, as applicable, the Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Employee to make a payment in a form acceptable to the Company, (ii) withholding from the Employee’s wages or other compensation payable to the Employee, (iii) withholding from proceeds of the sale of the shares of Common Stock acquired upon the settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization without further consent), (iv) withholding from the shares of Common Stock otherwise issuable at vesting of the PRSUs, provided, however, that if the Employee is subject to the reporting and other provisions of Section 16 of the Exchange Act, the Company shall affirmatively approve, by Board action, any such withholding of shares of Common Stock as contemplated in the immediately preceding proviso, or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.
(c)    The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Employee’s jurisdiction(s). In the event of over-withholding, the Employee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) or, if not refunded, the Employee may seek a refund from the local tax authorities. In the event of under-withholding, the Employee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested PRSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    The Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employe’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of the shares of Common Stock acquired upon the vesting of the PRSUs, if the Employee fails to comply with the Employee's obligations in connection with the Tax-Related Items.
11.    Nature of Award. In accepting the award, the Employee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 9(e) of the Plan regarding Plan amendment and termination and, in addition, the PRSUs are subject to modification and adjustment under Section 9(c) of the Plan;
(a)the award of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted repeatedly in the past;
(b)all decisions with respect to future PRSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(c)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time; further, the PRSU award and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(d)the Employee is voluntarily participating in the Plan;

(e)the PRSUs and the shares of Common Stock subject to the PRSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(f)the PRSUs and the shares of Common Stock subject to the PRSUs are not intended to replace any pension rights or compensation;
(g)the PRSUs and the shares of Common Stock subject to the PRSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(h)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(i)in consideration of the award of the PRSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with or services to the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and
(j)subject to the provisions in the Plan regarding Change in Control, PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.    No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.
13.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon settlement of the PRSUs prior to the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other U.S. or non-U.S. governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee understands that the Company is under no obligation to register or qualify the shares of Common Stock subject to the PRSUs with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Stock. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares of Common Stock.
14.    Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
15.    Restrictive Covenants. Except where otherwise prohibited under applicable law, by executing this Agreement and accepting the PRSUs and the delivery of any shares of Common Stock hereunder, the Employee expressly acknowledges and agrees to be bound by and to comply with all of the terms and conditions contained in the Non-Competition and Non-Solicitation Agreement set forth as Exhibit B to this Agreement and incorporated herein by reference (“Restrictive Covenants”).

16.    Recoupment. This Award shall be subject to (i) the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy and (ii) any other compensation recovery policy adopted after the PRSUs are granted to facilitate compliance with applicable law, including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, and any applicable listing rules or other rules and regulations implementing the foregoing.
For purposes of this Section 16, the Employee expressly and explicitly authorizes the Company to issue instructions, on the Employee's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any shares of Common Stock and other amounts acquired pursuant to the PRSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Company’s recoupment policy, the Company’s clawback policy, if any, and any other compensation recovery policy adopted by the Board or the Committee.
17.    Cancellation and Rescission of Award. Without limiting the foregoing Section 16, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a)The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that the Employee has made such report or disclosure, or of the Employee’s participation in an agency investigation or proceeding.
(c)The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during services with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 17 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.
18.    Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200, Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
19.    Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within 90 days of the effective date of the award.
21.    Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
22.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 9(b) of the Plan to the Beneficiary(ies) or transferee of the Employee.
23.    Governing Law and Venue. The validity, construction and effect of the Agreement, any actions taken under or relating to this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the United States and the State or Delaware. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall only be conducted in the state or federal courts located in Delaware to the exclusion of all other courts and fora. By accepting the PRSUs, the Employee irrevocably consents to the jurisdiction of, and venue in, such courts and waives any objection that such courts are an inconvenient forum.
24. Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its affiliates. In the event that any 60-day period described in Section 8 of this Agreement straddles two calendar years, then any PRSUs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year.
If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement

(including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.
25.    Data Privacy.
(a)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Employee’s consent.
(b)    International Data Transfers. It may be necessary for Data to be transferred to, and processed in, the U.S. If the Employee is outside of the U.S., the Employee should note that the Employee's country has enacted data privacy laws that are different from the U.S. As a result, in the absence of appropriate safeguards, the transfer of Data to the U.S. or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. The Company’s legal basis, where required, for the transfer of Data is the Employee’s consent.
(c)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(d)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee's consent, the Employee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the PRSUs or other equity awards to the Employee or administer or maintain such awards.
(e)    Data Subject Rights. The Employee may have a number of rights under data privacy laws in the Employee’s jurisdiction. Depending on where the Employee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Employee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Employee can contact the local human resources representative.
    By accepting the PRSUs and indicating consent via the Company’s acceptance procedure, the Employee is declaring agreement with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which to not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Employee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Employee provide another data privacy consent. If applicable, the Employee agrees that upon request of the Company or the Employer, the Employee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Employee for the purpose of administering the Employee’s participation in the Plan in compliance with the data privacy laws in the Employee’s country, either now or in the future. The Employee understands and agrees that the Employee will not be able to participate in the Plan if the Employee fails to provide any such consent or agreement requested by the Company and/or the Employer.

26.     Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
27.    Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
28.    Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PRSUs shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country of employment (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

29.    Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

By:_________________

Christopher Kujawa, Chief Human Resources Officer
Date: April 1, 2024

A-<#>

EXHIBIT A

Performance Conditions

The number of PRSUs that vest shall be based on the satisfaction of the relative total shareholder return (rTSR) goal set forth below.

Conduent’s TSR rank for the period from 4/1/2024 through 12/31/2026, as compared to the 2024 Proxy Peer Group as approved in August 2023 and as set forth in the table below:

rTSR	Payout (as % of Target)
75th Percentile	150%
Median	100%
25th Percentile	50%

•Linear interpolation will be used for results between points.
•Number of PRSUs vesting is capped at 100% of target if absolute TSR for Conduent during the period is negative.
•In the event that the number of PRSUs vesting have an aggregate fair market value as of the date of vesting that is greater than six times the aggregate fair market value of the target number of PRSUs on the date of grant (the “Vesting Limit”), the number of PRSUs vesting shall be reduced to the number of PRSUs with an aggregate fair market value as of the date of vesting equal to the Vesting Limit.

TSR for Conduent and the Proxy Peer Group are measured as follows:

TSR = Ending Stock Price - Beginning Stock Price + Reinvested Dividends
    Beginning Stock Price

•Beginning Price = Average closing stock price for the 90 trading days preceding the start of the performance period

•Ending Price = Average closing stock price for the last 90 trading days of the performance period

•Reinvested Dividends = Dividends are assumed to be reinvested as of the ex-dividend date in the calculation

2024 Proxy Peer Group

Alight	Genpact LTD
CACI International	ICF Intl
CGI Group	Leidos Holdings, Inc.
Concentrix	Maximus, Inc.
CSG Systems Intl	TELUS Intl
ExlService	TriNet Group
Veradigm (formerly Allscripts)

•Acquired peers (not the surviving company) will be removed from peer group for measurement.
•Bankrupt peers will be forced rank to the bottom (assume -100% TSR).
A-1

•Peer spins off business--keep peer and include in SpinCo distribution/dividend in calculation of the peer's TSR.
A-2

EXHIBIT B

Non-Competition and Non-Solicitation Agreement
This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made effective as of April 1, 2024 (“Effective Date”) between Conduent Business Services, LLC, its parent, subsidiaries, divisions and affiliates (collectively, “Conduent”) and the individual whose name appears in the Award Summary (“Employee”).

WHEREAS, Employee acknowledges that Conduent is in a competitive industry in which the creation, maintenance, and use of confidential or proprietary information and innovation are critical to Conduent’s success, and that the protection of that information and innovation is reasonably necessary to protect the goodwill and other legitimate business interests of Conduent; and

WHEREAS, Employee further acknowledges the receipt and sufficiency of the consideration provided to Employee in exchange for Employee’s obligations under this Agreement, including, but not limited to, Employee’s employment or continued employment with Conduent in Employee’s current or a newly promoted role, Employee’s access to and receipt of trade secrets and confidential and proprietary information relating to Conduent’s business and clients, and, if applicable, Employee’s participation in Conduent incentive programs.

NOW, THEREFORE, Conduent and Employee agree as follows:

1.Non-Competition. (a) During the Non-Compete Period, Employee will not, directly or indirectly, own (beneficially or otherwise), manage, operate, or render any services for (including, but not limited to, as an employee, proprietor, partner, agent, contractor, or consultant) any Entity that is engaged in any Competitive Activity in the Geographical Area.

(b)     For purposes of this Agreement, the following terms will have the meaning set forth below:

    (i)     “Non-Compete Period” means during Employee’s employment and for twelve (12) months following the Employment Cessation Date, provided, however, that the Non-Compete Period shall be shortened to end six (6) months following the Employment Cessation Date in either of the following two (2) situations: (A) immediately prior to the Employment Cessation Date, Employee’s employment job grade is C10 or lower and Employee has fully complied with each of the provisions of this Agreement, or (B) Employee’s termination is due specifically to a reduction in force and Employee has fully complied with each of the provisions of this Agreement.

    (ii)     “Employment Cessation Date” means the earlier of Employee’s last day of active employment with Conduent or Employee’s termination date as reflected in Conduent’s records.

    (iii)     “Entity” means an individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or any other entity.

    (iv)    “Competitive Activity” means offering, selling or providing any product or service that competes with a product or service that Conduent offers, sells, or provides at any time during the twenty-four (24) months before the Employee’s Employment Cessation Date.

        (v)    “Geographical Area” means the United States of America and any other country in which the Employee had responsibility for the business activity of Conduent in the twelve (12) months preceding the Employment Cessation Date.

Nothing in this Section 1 prohibits Employee from being or becoming an owner of less than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or actively traded on in the over the counter market, so long as the Employee has no direct or indirect participation in any business of such company that offers any product or service that competes with any product or service offered by Conduent.
2.Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twelve (12) months following the Employment Cessation date (“Non-Solicit Period”), Employee will not, directly or indirectly, solicit, service, handle, or accept business from any customer or potential customer of Conduent, or solicit, induce or encourage any customer or potential customer to terminate or reduce the level of business it does with Conduent. This covenant shall only apply to (i) customers of Conduent with whom Employee had contact or for whom Employee was responsible, in whole or part, for providing (or assisting or supervising the performance of) services or products on behalf of Conduent during the last twelve (12) months of Employee’s active employment with Conduent, and (ii) those prospective customers of Conduent with whom Employee had contact or solicited business on behalf of Conduent during the last twelve (12) months of Employee’s active employment,
3.Non-Solicitation of Employees. During the Non-Solicit Period, as defined above, Employee will not, directly or indirectly, recruit, solicit, induce, encourage or assist any employee of Conduent to leave such employee’s employment with Conduent.
4.Non-Disparagement. During the Non-Compete Period, Employee agrees that Employee will not, directly or indirectly, in any capacity or manner, publicly make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, electronically transmitted or otherwise, with respect to the Company, or any of its respective directors, officers or employees, (collectively “Company Parties”), which would malign, harm, disparage, defame or damage the reputation or good name of any of the Company Parties; provided, that this Section 4 shall not restrict Employee from disclosing any information to Employee’s attorneys or in response to a lawful subpoena or court order requiring disclosure of information or otherwise responding in any legal proceeding or legal or regulatory process or in connection with initiating any legal proceeding.
5.At-Will Employment. Employee and Conduent agree and acknowledge that Employee’s employment with Conduent is at-will and that this Agreement does not obligate Conduent to employ Employee for a predetermined period of time. Employee has the right to terminate Employee’s employment at any time for any reason, and Conduent has the same right. The post-employment obligations of this Agreement shall survive the termination of Employee’s employment with Conduent.
6.Termination of Certain Other Obligations. Employee and Conduent agree that any prior agreement between Employee and Conduent containing a non-compete obligation, a non-solicitation of customers obligation or a non-solicitation of employees obligation is hereby terminated and Employee shall only be subject to this Agreement with respect to such matters. Except as provided by the preceding sentence, all other terms of all agreements between Employee and Conduent shall remain in full effect.

7.Equitable Relief. Employee and Conduent agree that, in the event of breach of this Agreement by Employee, Conduent would be irreparably harmed but the amount of damages to Conduent would be difficult to ascertain. Conduent and Employee agree that in the event of such breach, Conduent shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages. In the event any lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.
8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Employee and Conduent agree that any claims or suits arising out of or relating to this Agreement shall be commenced and maintained in the state or federal courts located in Delaware, and Employee hereby submits to the jurisdiction and venue of any such court.
9.Enforceability. In the event that any of the provisions of this Agreement is deemed unenforceable or to exceed the protections afforded employers under applicable law, then such provision(s) shall be deleted and/or revised to provide Conduent the maximum protections permitted by applicable law and still be valid and enforceable, and all remaining provisions of this Agreement shall remain in full force and effect.
10.Binding Effect. Employee acknowledges that Employee had the opportunity to review this Agreement with an attorney of Employee’s own choosing and that Employee carefully reviewed the terms of this Agreement before knowingly and voluntarily executing it.
11.No Waiver. Any failure by Conduent to exercise any of its rights under this Agreement in the event of any breach of the Agreement by Employee shall not be construed as a waiver of any such breach, nor act to prevent Conduent from requiring strict compliance with the terms of this Agreement.
12.Assignment. This Agreement shall be assignable to and shall inure to the benefit of Conduent’s successors and assigns, including, but not limited to, subsidiaries and/or successors through mergers, name change, consolidation or sale of the majority of Conduent’s stock or assets and shall be binding upon Employee. Employee shall not have the right to assign the Employee’s rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Employee’s employment regardless of who causes the termination of employment or the reason for the termination.

Exhibit C
APPENDIX TO PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE CONDUENT INCORPORATED 2021 PERFORMANCE INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the PRSUs are subject to the following additional terms and conditions (the "Appendix"). The information reflected in this Appendix is based on the securities, exchange control and other laws in effect in the respective countries as of February 2024. All capitalized terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 28 of the Agreement, if the Employee transfers residence and/or employment to another country reflected in an Appendix at the time of transfer, the additional terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee's transfer).
European Union ("EU") / European Economic Area ("EEA") / Switzerland and the United Kingdom*
Data Privacy. If the Employee resides and/or the Employee is employed in the EU / EEA, Switzerland or the United Kingdom the following provision replaces Section 25 of the Agreement:
The Company is located at 100 CAMPUS DRIVE, FLORHAM PARK, NJ, 07932 and grants PRSUs under the Plan to employees of the Company and its affiliates and subsidiaries in its sole discretion. The Employee should review the following information about the Company's data processing practices.
(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Employee is hereby notified that the Company collects, processes and uses certain personally- identifiable information about the Employee for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Employee's name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other awards granted, canceled, exercised, vested, or outstanding in the Employee's favors, which the Company receives from the Employee or the Employer. In granting the RSUs under the Plan, the Company will collect the Employee's personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company's collection, processing, use and transfer of the Employee's personal data is necessary for the performance of the Company's contractual obligations under the Plan and pursuant to the Company's legitimate interest of managing and generally administering employee equity awards. The Employee's refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect the Employee's ability to participate in the Plan. As such, by participating in the Plan, the Employee voluntarily acknowledges the collection, processing and use of the Employee's personal data as described herein.
(b)Stock Plan Administration Service Provider. The Company transfers participant data to a third party assisting the Company with the implementation, administration and management of the Plan, including but not limited to Morgan Stanley Smith Barney LLC and its affiliates ("Morgan Stanley") or any successor or any other third party that the Company may engage to assist with the administration of the Plan from time to time. Morgan Stanley will open an account for the Employee, if an account is not already in place, to receive and trade shares of Common Stock acquired under the Plan. The Employee will be asked to agree on separate terms and data processing practices with Morgan Stanley, which is a condition to the Employee's ability to participate in the Plan.
(c)International Data Transfers. The Company and Morgan Stanley are based in the United States. The Company can only meet its contractual obligations to the Employee if the Employee's personal data is transferred to the United States. The Company's legal basis for the transfer of the Employee's personal data to the United States is to satisfy its contractual obligations to the Employee and/or its use of the standard data protection clauses or other similar exceptions to the limitations on international data transfer adopted by the EU Commission or other foreign nations.
(d)Data Retention. The Company will use the Employee's personal data only as long as is necessary to implement, administer and manage the Employee's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Employee's personal data, the Company will remove it from its systems. If the Company keeps the Employee's data longer, it would be to satisfy legal or regulatory obligations and the Company's legal basis would be for compliance with relevant laws or regulations.
(e)Data Subject Rights. The Employee may have a number of rights under data privacy laws in the Employee's country of residence. For example, the Employee's rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Employee's country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Employee's personal data. To receive clarification regarding the Employee's rights or to exercise the Employee's rights, the Employee should contact GlobalCompensation@conduent.com.
AUSTRALIA
PRSUs Conditioned on Satisfaction of Regulatory Obligations. If the Employee is (a) a director of a subsidiary incorporated in Australia, or (b) a person who is a management-level executive of a subsidiary incorporated in Australia and who also is a director of a subsidiary incorporated outside of Australia, the grant of the PRSUs is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
Securities Law Information. This grant of PRSUs is being made under Division 1A Part 7.12 of the Australian Corporations Act 2001 (Cth). If shares of Common Stock acquired under the Plan are offered for sale to a person or entity resident in Australia, the Employee's offer may be subject to disclosure requirements under Australian law. The Employee should obtain legal advice on any disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Employee personally will be required to file the report. The Employee should consult with the Employee's personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Employee may have in connection with the Employee's participation in the Plan.

BRAZIL
Labor Law Acknowledgment. By accepting the PRSUs, the Employee acknowledges and agrees, for all legal purposes, that (a) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Employee's employment; (b) the Agreement and the Plan are not a part of the terms and conditions of the Employee's employment; and (c) the income from the PRSUs, if any, is not part of the Employee's remuneration from employment.
Compliance with Law. By accepting the PRSUs, the Employee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the PRSUs, the issuance and/or sale of shares of Common Stock acquired under the Plan and the receipt of any dividends.
Exchange Control Information. If the Employee is resident or domiciled in Brazil, the Employee will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is greater than US$1 million as of December 31 of each year. If the aggregate value exceeds US$100 million as of the end of each quarter, a declaration must be submitted quarterly. Assets and rights that must be reported include shares of Common Stock acquired under the Plan. The Employee should consult with the Employee's personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Employee may have in connection with the Employee's participation in the Plan.
Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of shares of Common Stock) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Employee's responsibility to comply with any applicable Tax on Financial Transactions arising from the Employee's participation in the Plan. The Employee should consult with the Employee's personal tax advisor for additional details.
CANADA
Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, the PRSUs shall be settled only in shares of Common Stock (and may not be settled in cash).
Termination of Employment. The following supplements Section 8(a)(vii) of the Agreement as well as any other section required to give effect to the same:
In the event of the Employee's termination of employment and / or service relationship for any reason (other than by reason of death, Disability or Good Reason), either by the Employee or by the Employer, with or without cause, the Employee's rights to vest or to continue to vest in the PRSUs and receive shares of Common Stock under the Plan, if any, will terminate as of the actual Termination Date. For this purpose, the "Termination Date" shall mean the date that the Employee is no longer actively providing services to the Company, the Employer or any affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Employee provides services or the terms of the Employee's employment or other service agreement, if any), and shall not include or be extended by any period following such day during which the Employee is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Employee's right to vest in the PRSUs under the Plan, if any, will terminate effective as of the last day of the Employee's minimum statutory notice period, but the Employee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Employee's statutory notice period, nor will the Employee be entitled to any compensation for lost vesting.

Foreign Asset/Account Reporting Information. Specified foreign property, including the PRSUs, shares of Common Stock acquired under the Plan, and other rights to receive shares of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the PRSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because the Employee holds other specified foreign property. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily will equal the fair market value of the shares of Common Stock at the time of acquisition, but if the Employee owns other shares of Common Stock, the ACB may need to be averaged with the ACB of the other shares of Common Stock. The Employee should consult with the Employee's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Employee may have in connection with the Employee's participation in the Plan.
FRANCE
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount (currently €10,000). The Employee should consult with the Employee's personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Employee may have in connection with the Employee's participation in the Plan.
Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the Employee's personal income tax return. Failure to report triggers a significant penalty. The Employee should consult with the Employee's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Employee may have in connection with the Employee's participation in the Plan.
Use of English Language. By accepting the PRSUs, the Employee acknowledges and agrees that it is the Employee's wish that the Agreement, this Appendix, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Employee's PRSUs, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant l'allocation de vos PRSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos PRSUs, soient rédigés en anglais.
GERMANY
Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including shares of Common Stock acquired under the Plan) must be reported to the German Federal Bank (Bundesbank) by the fifth day of the month following the month in which the payment is received or made. If the Employee acquire shares of Common Stock with a value in excess of €12,500, the Employer will report the acquisition of such shares of Common Stock to the German Federal Bank. If the Employee otherwise make or receive a payment in excess of €12,500, the Employee personally must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). The Employee should consult with the Employee's personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Employee may have in connection with the Employee's participation in the Plan.
Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of shares of Common Stock when they file their personal income tax returns for the relevant year if the value of the shares of Common Stock acquired exceeds €150,000 or in the unlikely event that the resident holds shares of Common Stock exceeding 10% of the Company’s total shares of Common Stock outstanding. However, if the shares of Common Stock are listed on a recognized U.S. stock exchange and the Employee owns less than 1% of the total shares of Common Stock, this requirement will not apply even if shares of Common Stock with a value exceeding €150,000 are acquired. The Employee should consult with the Employee's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Employee may have in connection with the Employee's participation in the Plan.
GUATEMALA
Consent to Receive Information in English. By participating in the Plan, the Employee acknowledges that have reviewed Section 19 of this Agreement and are sufficiently proficient in English, or, alternatively, the Employee will seek appropriate assistance, to understand the terms and conditions in this Agreement.
Consentimiento a Recibir Información en Ingles. Al participar en el Plan, usted reconoce que ha revisado la Sección 19 del Convenio y que usted domina inglés, o, en el alternativo, usted buscará la asistencia necesaria para entender los términos y las condiciones del Convenio.
INDIA
Repatriation Requirements. The Employee expressly agree to repatriate all sale proceeds and dividends attributable to shares of Common Stock acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company, the Employer or any of the Company's subsidiaries shall be liable for any fines or penalties resulting from the Employee's failure to comply with applicable laws, rules or regulations.
Foreign Asset/Account Reporting Information. The Employee is required to declare the Employee's foreign bank accounts and any foreign financial assets (including shares of Common Stock acquired under the Plan held outside India) in the Employee's annual tax return. The Employee should consult with the Employee's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Employee may have in connection with the Employee's participation in the Plan.
ITALY
Acknowledgement of Nature of Award Notice. In accepting the PRSUs, the Employee acknowledges that (a) the Employee has received a copy of the Plan, the Agreement and this Appendix; (b) the Employee has reviewed the applicable documents in their entirety and fully understand the contents thereof; and (c) the Employee accepts all provisions of the Plan, the Agreement and this Appendix.
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Employee should consult with the Employee's personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Employee may have in connection with the Employee's participation in the Plan.
Foreign Asset Tax. The value of any shares of Common Stock (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. The Employee should consult the Employee's personal tax advisor for additional information on the foreign asset tax.
JAMAICA
No country-specific provisions.
MALAYSIA
Director Notification Information. If the Employee is a director of a subsidiary or affiliate of the Company established in Malaysia (a “Malaysian Entity”), the Employee is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Entity in writing when the Employee receives an interest (e.g., an Award, shares of Common Stock, etc.) in the Company or any of its related companies. In addition, the Employee must notify the Malaysian Entity when the Employee sells shares of the Company or any of its related companies (including when the Employee sells shares of Common Stock acquired under the Plan). The Employee must also notify the Malaysian Entity if there are any subsequent changes in the Employee's interest in the Company or any related companies. These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any of its related companies.
MEXICO
Commercial Relationship. The Employee expressly recognizes that the Employee’s participation in the Plan and the Company’s grant of the PRSUs does not constitute an employment relationship between the Employee and the Company. The Employee has been granted the PRSUs as a consequence of the commercial relationship between the Company and the subsidiary in Mexico that employs the Employee (“Conduent-Mexico”) and Conduent-Mexico is the Employee’s sole employer. Based on the foregoing, the Employee expressly recognizes that (a) the Plan and the benefits the Employee may derive from the Employee's participation in the Plan do not establish any rights between the Employee and Conduent-Mexico, (b) the Plan and the benefits the Employee may derive from the Employee's participation in the Plan are not part of the employment conditions and/or benefits provided by Conduent-Mexico, and (c) any modification or amendments of the Plan by the Company, or a termination of the Plan by the Company shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with Conduent-Mexico.
The Employee further understands that the Employee’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, subject to the terms of the Plan, the Company reserves the absolute right to amend and/or discontinue the Employee’s participation at any time without any liability to the Employee.
Finally, the Employee hereby declares that the Employee does not reserve to the Employee any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Employee therefore grants a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Extraordinary Item of Compensation. The Employee expressly recognizes and acknowledges that the Employee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Employee’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Appendix. As such, the Employee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Employee’s participation in the Plan at any time and without liability. The value of the PRSUs is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. The PRSUs are not part of the Employee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of Conduent-Mexico.

Securities Law Information. The PRSUs and any shares of Common Stock acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the PRSUs may not be publicly distributed in Mexico. These materials are addressed to the Employee because of the Employee’s existing relationship with the Company or one of the Companies subsidiaries or affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or one of its subsidiaries or affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
No country-specific provisions.
PERU
Nature of the Grant. The following provision supplements Section 11 of the Agreement:
The PRSU is being granted ex gratia to the Employee by the Company as an incentive to reward the Employee for the Employee's contributions to the Company.
Securities Law Information. The grant of the PRSUs under the Plan is considered a private offering in Peru and accordingly, is not subject to registration in Peru. For more information concerning the grant of the PRSUs, please refer to the Plan, the Agreement, and any other grant documents made available to the Employee by the Company.  For more information regarding the Company, please refer to the Company's most recent annual report on Form 10-K and quarterly report on Form 10-Q available at www.sec.gov, as well as on the Company's website at https://www.conduent.com/.
PHILIPPINES
Securities Law Information. The Employee will be unable to acquire shares of Common Stock upon vesting and settlement of the Employee's PRSUs unless the vesting/issuance of shares of Common Stock complies with all applicable laws and regulations as determined by the Company. The Company assumes no liability if the Employee’s PRSUs cannot be vested and will not provide the Employee with any benefits / compensation in lieu of the PRSUs.
If the Employee acquires shares of Common Stock upon vesting and settlement of the Award, the Employee is permitted to dispose of or sell such shares of Common Stock, provided the offer and resale of the shares of Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Common Stock are listed. The shares of Common Stock are currently listed on the Nasdaq in the United States of America.
ROMANIA
English Language. The Employee hereby expressly agrees that the Agreement, the Plan as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language.
Angajatul consimte în mod expres prin prezentul ca acest Contract, Plan precum şi orice alte documente, notificări, înştiinţări legate direct sau indirect de acest Contract să fie redactate sau efectuate doar în limba engleză.
Exchange Control Information. The Employee is not required to seek special authorization from the National Bank of Romania in order to open or maintain a foreign bank account. However, if the Employee remits foreign currency into Romania (e.g., proceeds from the sale of shares of Common

Stock), the Employee may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation. The Employee should consult with the Employee’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Employee may have in connection with the Employee’s participation in the Plan.

SWITZERLAND
Securities Law Information. The PRSUs are not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the PRSUs (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
UNITED KINGDOM
Responsibility for Taxes. The following provision supplements Section 10 (Responsibility for Taxes) of the Agreement.
Without limitation to Section 10 of the Agreement, the Employee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Employer or by HMRC (or any other tax authority or any other relevant authority). The Employee agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority) on the Employee’s behalf.
Notwithstanding the foregoing, if the Employee is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the Employee understands that the Employee may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Employee, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Employee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Employee acknowledges that the Employee will be personally responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which may also be recovered from the Employee by any of the means referred to in Section 10 of the Agreement.

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